Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Distributor and Other Service Providers”, “Independent Registered Public Accounting Firm”, “Experts” and in Section 5.2(f) of “Representations and Warranties” in Appendix I of the Combined Proxy Statement and Prospectus related to the reorganization of Buffalo Balanced Fund, Inc., Buffalo High Yield Fund, Inc., Buffalo Large Cap Fund, Inc., Buffalo Small Cap Fund, Inc., and Buffalo USA Global Fund, Inc., into Buffalo Funds and to the incorporation by reference of our report dated May 22, 2007, with respect to the audited financial statements and financial highlights incorporated by reference into this Registration Statement (Form N-14), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP

Kansas City, Missouri
March 24, 2008